Exhibit 99.2

Genie Energy (GNE) Appoints Michael Stein as CEO

NEWARK, NJ – November 2, 2017: The Board of Directors of Genie Energy Ltd., (NYSE: GNE, GNEPRA), a leading independent retail energy provider and oil and gas exploration company, has appointed Michael Stein as Chief Executive Officer effective immediately. Mr. Stein succeeds Howard Jonas, who continues to serve as Chairman of the Board.

“Michael Stein is an outstanding choice to lead Genie Energy,” said Mr. Jonas. “As our COO and the CEO of Genie Retail Energy, Michael has expanded and diversified our retail operations, moving aggressively into new markets and strengthening our competitive position through both organic efforts and acquisition. His disciplined execution of our strategic priorities, combined with an opportunistic, entrepreneurial approach to business, is an ideal fit for Genie Retail as the domestic market consolidates and markets overseas open through deregulation. Michael’s leadership experience as our chief operating officer will also be invaluable on the other side of our business as Afek continues to execute on its oil and gas exploration program in Northern Israel.”

Michael Stein has served as Chief Operating Officer of Genie Energy and as Chief Executive Officer of Genie Retail Energy, the Company’s retail energy provider and commercial energy brokerage arm. He previously worked as Senior Vice President of Business Development of IDT Telecom and as an analyst at Belstar Investment Management.

“I want to thank Howard Jonas and Genie’s Board for the honor and privilege of leading the outstanding Genie organization,” Michael Stein said. “With our retail energy business poised to open new markets and Afek drilling Ness 10, I’m looking forward to working with the Board and our management teams to fully exploit the abundant opportunities before us. I appreciate the confidence shown in me, and am excited to help achieve our goals.”

Genie Energy’s operating businesses include Genie Retail Energy (GRE) and Afek Oil and Gas Ltd. (Afek). GRE’s retail energy provider companies procure electricity and natural gas from the wholesale commodities markets for resale to over 400,000 residential and commercial customers in XX states. GRE’s Diversegy subsidiary is an energy advisory and brokerage service that helps commercial customers and municipalities develop and execute custom-tailored energy strategies. Afek is currently drilling its sixth exploratory well to characterize a conventional oil and gas resource in Northern Israel pursuant to an exclusive exploratory license.

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of two operating divisions, Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy providers and brokerage and marketing services. GRE’s retail energy providers market electricity and natural gas to residential and small business customers in deregulated markets primarily in the United States. GOGAS is a global oil and gas exploration company operating an exploratory program in Northern Israel. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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